Exhibit 10.2
FORM OF BANCORPSOUTH, INC.
1994 STOCK INCENTIVE PLAN
PERFORMANCE SHARE AWARD
      This Agreement is made and entered into by and between BancorpSouth, Inc. (the “Company”) and ___ (the “Participant”), in connection with an Award under the BancorpSouth, Inc. 1994 Stock Incentive Plan (the “Plan”) that was made on ___, 200___ (the “Date of Grant”).
     The Company established the Plan for the purpose of encouraging its employees to acquire the common stock of the Company (“Common Stock”). The Participant is an employee of the Company or one of its Affiliates. In consideration of the foregoing, the Participant has been awarded Performance Shares, which provide the Participant the opportunity to earn Common Stock on a deferred date, described as the Payment Date herein, subject to the terms and conditions set forth in this Agreement and in the Plan.
     1. Award. The Company hereby grants the Participant ___ Performance Shares, subject to the terms and conditions of this Agreement and the Plan (the “Award”). The Participant is entitled to receive shares of Common Stock for the Performance Shares to the extent that the Performances Shares are earned and vested in accordance with this Agreement. The number of shares of Common Stock that the Participant may receive hereunder depends on the achievement of the Performance Goals over the Performance Period. The method of calculating the number of shares of Common Stock is described in Paragraph 3 and the Performance Matrix in Exhibit A (the “Performance Matrix”). This Award and the number of shares of Common Stock that may be earned under this Agreement are subject to adjustment as provided in Article VIII of the Plan. No shares of Common Stock will be issued or outstanding prior to the date that such shares are actually issued by the Company to the Participant (or in the event of the Participant’s death, to his or her estate). This Award represents only a credit to a bookkeeping account that is established by the Company in the name of the Participant with respect to the number of Performance Shares awarded hereunder.
     2. Earning and Vesting of Award.
     (a) Subject to earlier termination in accordance with Paragraph 5, this Award will be earned, subject to vesting as described in Paragraph 2(b), with respect to the number of Shares indicated by the Performance Matrix based on the Company’s achievement of the Performance Goals set forth in the Performance Matrix as of December 31, 2008.
     (b) Subject to earlier termination in accordance with Paragraph 5, this Award will become fully vested and no longer subject to forfeiture on January 1, 2010 with respect to the number of shares of Common Stock earned pursuant to the Performance Matrix.
     (c) Subject to earlier termination in accordance with Paragraph 5, Performance Shares will vest in the event of the termination of the Participant as the result of the death or Disability of the Participant or upon retirement of the Participant on or after age 65 or an event described in Article VIII of the Plan in connection with a Change in Control of the Company.

     (i) In the event of the retirement of the Participant on or after age 65 or the termination of the Participant as a result of the death or Disability of the Participant, the number of Performance Shares earned will be the product of the total number of Performance Shares that would have been earned pursuant to the Performance Matrix times a fraction, the numerator of which is the number of months from the beginning of the Performance Period to the last day of the month in which the Participant terminated employment (not exceeding 24) and the denominator of which is 24. Payment will made in accordance with Paragraph 4.
     (ii) Upon the occurrence of an event described in Article VIII of the Plan in connection with a Change in Control of the Company, the Performance Goals will deemed to have been satisfied and the number of Performance Shares which each Participant will earn and become vested will be the greater of (A) the number of Performance Shares, assuming that the each of the Performance Goals have been met at the one hundred (100%) percent level, or (B) the number of Performance Shares that would have been earned if the performance criteria, measured through the date of the Change in Control, is assumed to continue at the same rate of growth and extrapolated to the end of the Performance Period on a straight line basis. Payment will be made no later than thirty (30) days following the consummation of the transaction constituting a Change in Control. Payment for the Performance Shares may be made in cash or in shares of common stock or other security received by the common shareholders of the Company as a result of the transaction. The determination of the form of payment shall be made by the Committee in its sole discretion unless specified in the transaction documents of the transaction creating the Change in Control.
     3. Performance Goals. The Performance Period is the two-year period from January 1, 2007 through December 31, 2008. The Performance Goals for this Award are set forth in the Performance Matrix and are based on (i) the cumulative earnings per share for the two-year Performance Period, on a diluted basis, and (ii) the Two-Year Average Deposits and Other Funding Sources over the Performance Period. The determination of whether a Performance Goal has been met shall be made solely by the Committee, whose determination shall be final. See Exhibit B for examples of awards based on the Performance Matrix.
     4. Payment Date. On the Payment Date, the Participant will be entitled to receive shares of Common Stock in which he has become vested under Paragraph 2. The Payment Date shall be January 1, 2010, except provided otherwise in Paragraph 2(c)(ii). The number of such shares of Common Stock to which the Participant is entitled will be determined in accordance with the Performance Matrix following the end of the Performance Period. The Participant (or in the event of the Participant’s death, to his or her estate) will receive such shares of Common Stock on the Payment Date. Actual payment of the Common Stock shall be made as soon as administratively feasible after the Payment Date, but not later than March 15, 2010. Notwithstanding the foregoing, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any Performance Shares that vest in accordance with Paragraph 2 will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) no earlier than six (6) months and one (1) day following the date of the Participant’s termination of employment with the Company and its Affiliates.

     5. Termination of Award. In the event the Participant ceases to be an Employee of the Company or one of its Affiliates before January 1, 2010, except for reasons of death, Disability or Retirement on or after age 65, this Award shall immediately terminate and thereafter be null and void.
     6. Transfer of Award. Except for transfers pursuant to a will or the laws of descent and distribution, this Award is not transferable, and the Participant may not make any disposition of the Award, or any interest herein, prior to the date that such shares become vested in accordance with Paragraph 2. As used herein, “disposition” means any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and whether during the Participant’s lifetime or upon or after the Participant’s death, including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment, except a transfer by will or by the laws of descent or distribution. Any attempted disposition in violation of this Paragraph is void.
     7. Status of Participant. The Participant shall not be a stockholder of the Company with respect to the Common Stock covered by this Award and will not be entitled to voting rights or dividends on the Award until the shares of Common Stock are actually issued following the Payment Date, and. In the event the Company effects a recapitalization, stock split, stock dividend or other event described in Article VIII of the Plan, the right to receive shares of Common Stock hereunder (or any shares of stock issued in substitution thereof) shall be subject to identical restrictions and shall be subject to the terms of this Agreement and the Plan. The Company is not required to issue shares of Common Stock under this Award until all applicable requirements of law have been complied with and such shares shall have been duly listed on any securities exchange or market system on which the Common Stock may then be listed or traded.
     8. Withholding of Taxes. When shares of Common Stock are issued as payment for vested Performance Shares, the Company (or the employing Affiliate) will withhold a portion of the Shares that have an aggregate market value sufficient to pay federal, state, local and foreign income, social insurance, employment and any other applicable taxes required to be withheld by the Company or the employing Affiliate with respect to the shares of Common Stock, unless the Participant makes alternative arrangements satisfactory to the Company for such withholdings in advance of the arising of any withholding obligations. Notwithstanding any contrary provision of this Agreement, no Shares will be issued unless and until satisfactory arrangements (as determined by the Company) have been made by the Participant with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such shares. In addition and to the maximum extent permitted by law, the Company (or the employing Affiliate) has the right to retain without notice from salary or other amounts payable to the Participant, cash having a sufficient value to satisfy any tax withholding obligations that the Company determines cannot be satisfied through the withholding of otherwise deliverable shares. All income and other taxes related to this Award and any Shares delivered pursuant to this Award are the sole responsibility of the Participant. By accepting this Award, the Participant expressly consents to the withholding of shares and to any additional cash withholding as provided for in this Paragraph 7.
     9. No Effect on Capital Structure. This Award shall not affect the right of the Company or any Subsidiary to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.
     10. Board Authority. The full discretionary authority delegated to the Board under the terms of the Plan, including Section 3, includes the authority to: (i) determine any question concerning the interpretation of this Agreement, (ii) make any required adjustments to this Award, and (iii) determine if the conditions stated in the Plan and Agreement have occurred with respect hereto. Any question concerning the interpretation of this Agreement, any adjustments required to be made under the Plan and any controversy that may arise under the Plan or this Agreement shall be determined by the Board in its sole discretion. Such decision by the shall be final and binding.
     11. Plan Controls. The terms of this Agreement are governed by the terms of the Plan, as the Plan is amended from time to time. A copy of the Plan, and all amendments thereto, has been delivered or made available to the Participant and shall be deemed a part of this Agreement as if fully set forth herein. In the event of any conflict between the provisions of the Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise. For purposes of this Agreement, the defined terms in the Plan shall have the same meaning in this Agreement, except where the context otherwise requires. The terms “Article” or “Section” generally refer to provisions within the Plan. The term “Paragraph” generally refers to a provision of this Agreement.
     12. Notice. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail or a delivery service that is approved by the Company. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. The Company or Participant may change, by written notice to the other, the address identified in this Paragraph. The Company or Participant may change, by written notice to the other, the address specified for receiving notices. Notices delivered to the Company shall be addressed as follows:
BancorpSouth, Inc.
Attn: Ms. Cathy Freeman
One BancorpSouth Plaza
Tupelo, Mississippi 38801
Phone: (662) 680-2084
Fax: (662) 680-2568
Notices to the Participant shall be hand-delivered to the Participant or mailed to the last address shown on the records of the Company.
     13. Information Confidential. As partial consideration for the grant of this Award, the Participant agrees that he or she will keep confidential all information and knowledge that the Participant has relating to the manner and amount of his or her participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

     14. Amendment. The Company, acting through the Board, may amend this Agreement at any time for any purpose determined by the Company in its sole discretion that is consistent with the Plan. The Company may not amend this Agreement, however, without the Participant’s express agreement to any amendment that would adversely affect the material rights of the Participant.
     15. Governing Law. Except as is otherwise provided in the Plan, where applicable, the provisions of this Agreement shall be governed by the internal laws of the State of Mississippi, without regard to the principles of conflicts of laws thereof.

Execution Page
     In Witness Whereof, the Company has caused this Agreement to be executed and the Participant has set his hand hereto, to be effective as of ___, 200_.

BancorpSouth, Inc.
By:

Title:

Participant

EXHIBIT A
PERFORMANCE MATRIX

			Cumulative EPS
	2 Year Performance
	Period Goals		$ 3.21	$ 3.39	$ 3.57	$ 3.75	$ 3.93	$ 4.11
		% of 2
		Year
	(millions)	Target	90%	95%	100%	105%	110%	115%
2-Year Average	$12,748	110%	0.800	1.040	1.280	1.520	1.760	2.000
Deposits and	$12,168	105%	0.725	0.940	1.155	1.370	1.585	1.800
Other Funding	$11,589	100%	0.650	0.840	1.000	1.190	1.380	1.600
Sources	$11,010	95%	0.575	0.740	0.905	1.070	1.235	1.400
	$10,430	90%	0.500	0.640	0.780	0.920	1.060	1.200
Performance Factors to be applied to TARGET Award Opportunities
For performance achieved between the listed levels in the Matrix, the associated Performance Factor will be determined on a pro-rata basis using straight-line interpolation.
In all instances, the 2-Year Average Deposits and Other Funding Sources will be rounded to the nearest million.

EXHIBIT B
EXAMPLE OF AWARD
The following is a set of examples that illustrate how the Award of Performance Shares and subsequent grant of Common Stock will work using the Performance Matrix in Exhibit A. The numbers for the 2-Year Average Deposits and Other Funding Sources are in millions of dollars. In all instances the actual Award is controlled by the terms of the Plan and this Agreement.
Example 1: Assume that your Performance Share Award is 1,000 shares and the 2-year Average Deposits & Other Funding Sources for the period is $12,168 and the earnings per share was $1.65 for 2007 and $1.92 for 2008 or $3.57 for the 2-year period, then the number of shares of Common Stock that you would earn would be 1.155 times 1,000 or 1,155 shares.
Example 2: Assume that your Performance Share Award is 1,000 shares and the 2-year Average Deposits & Other Funding Sources for the period is $12,500 and the earnings per share was $1.60 for 2007 and $1.55 for 2008 or $3.15 for the 2-year period, then the number of shares of Common Stock that you would earn would be zero.
Example 3: Assume that your Performance Share Award is 1,000 shares and the 2-year Average Deposits & Other Funding Sources for the period is $12,500 and the earnings per share was $1.60 for 2007 and $1.70 for 2008 or $3.30 for the 2-year period, then the number of shares of Common Stock that you would earn would be 1.137 times 1,000 or 1,137 shares.
Example 4: Assume that your Performance Share Award is 1,000 shares and the 2-year Average Deposits & Other Funding Sources for the period is $12,800 and the earnings per share was $2.10 for 2007 and $2.20 for 2008 or $4.30 for the 2-year period, then the number of shares of Common Stock that you would earn would be 1,000 times 2.000 or 2,000 shares.